NEWS RELEASE
FOR RELEASE: Monday June 12, 2006	Cusip# 138748 10 Trading Symbol: OTC BB CWPC

CanWest Petroleum and Oilsands Quest enter into agreement
to combine companies

Calgary, Alberta -- CanWest Petroleum Corporation (CWPC: OTC BB) and Oilsands Quest Inc. announced today that the companies have entered into an agreement (the "Agreement") that provides for the combination of CanWest Petroleum and Oilsands Quest (the "Combination"). Under the terms of the Agreement and subject to the approval of Oilsands Quest’s shareholders, each common share of Oilsands Quest not already owned by CanWest Petroleum will be exchanged for 7.95 exchangeable shares of Oilsands Quest (the "Exchangeable Shares"), subject to adjustments. The rights, privileges and restrictions governing the Exchangeable Shares will provide that each whole Exchangeable Share may be exchanged for a CanWest Petroleum share. Based on the closing price of CanWest Petroleum’s common shares on Friday, June 9, 2006 (US $6.21), the exchange ratio implies a price of US $49.37 per Oilsands Quest share. The Combination would result in the creation of a company with a fully diluted market capitalization of approximately US $1.3 billion, based on the current trading value of CanWest Petroleum shares.

CanWest Petroleum owns a 59.5% interest, on a fully diluted basis, in Oilsands Quest, a private Alberta operating company that owns 100% of exploration permits covering 508,000 net acres in northwest Saskatchewan.

T. Murray Wilson, who joined CanWest Petroleum's board of directors as Chairman in May 2006 to lead a reorganization of such company, said, "This is an important step for CanWest Petroleum to be able to start capitalizing more effectively on its assets and building significant long-term value for its shareholders."

Christopher H. Hopkins, President and Chief Executive Officer of Oilsands Quest, said, "The Combination will allow shareholders of both companies to participate in a larger, stronger and more efficient company, with a greater ability to finance and accelerate the exploration program on Oilsands Quest’s oil sands permits."

Full details of the Combination will be included in a proxy circular and related documents which will be mailed to Oilsands Quest shareholders for their consideration and approval. The Combination is expected to be completed on August 14, 2006 and is subject to regulatory approvals, the approval of Oilsands Quest’s shareholders and other customary conditions contained in the Agreement.

Governance
After the Combination, CanWest Petroleum will be led by T. Murray Wilson as Executive Chairman and the senior management team of Oilsands Quest, including Christopher H. Hopkins as President and Chief Executive Officer and Karim Hirji as Chief Financial Officer. The board of directors of CanWest Petroleum will be comprised of T. Murray Wilson, Christopher H. Hopkins, Tom Milne, Ronald Phillips, Gordon Tallman and William Scott Thompson. Following completion of the Combination, CanWest Petroleum intends to seek the approval of its shareholders to change its name to Oilsands Quest Inc. or a similar name.

US Listing Application
CanWest Petroleum has applied for a listing on a senior U.S. exchange.

Board Recommendation
The board of directors of Oilsands Quest has unanimously approved the transaction and has concluded that the transaction is in the best interests of Oilsands Quest’s shareholders and has unanimously resolved to recommend that all Oilsands Quest shareholders vote in favour of the Combination. In addition, the management and board of Oilsands Quest have also agreed to vote their shares in favour of the Combination.

In connection with the Combination, certain shareholders of Oilsands Quest, including all of the directors and officers of Oilsands Quest, have entered or will enter into lock-up agreements with CanWest Petroleum pursuant to which they agree to vote all of their common shares in favour of the proposed Combination, subject to certain exceptions, representing in the aggregate approximately 3.4 million common shares or 37% of the fully diluted common shares of Oilsands Quest not already owned by CanWest Petroleum. The number of fully diluted Oilsands Quest shares not owned by CanWest is 9,295,784.

The Agreement includes customary non-solicitation covenants, and Oilsands Quest has reserved the right to respond to superior proposals. CanWest Petroleum also has the right to match superior proposals under terms of the Agreement. In addition, CanWest Petroleum has acquired an option to purchase the 2.5 percent gross overriding royalty on Oilsands Quest's permit lands, such option exercisable on or before August 15, 2006 at a purchase price of Cdn $20 million.

Advisors
TD Securities Inc. is acting as financial advisor to CanWest Petroleum with respect to the Combination. CIBC World Markets Inc. is acting as financial advisor to Oilsands Quest with respect to the Combination. Genuity Capital Markets has provided the board of directors of Oilsands Quest with its opinion that, subject to review of the final form of documents effecting the transaction, the consideration offered pursuant to the transaction is fair, from a financial point of view, to the shareholders of Oilsands Quest.

CanWest Petroleum Corporation (www.canwestpetroleum.com)
CanWest Petroleum is a company incorporated in the State of Colorado and is engaged in the exploration for and mining of oil shale in Pasquia Hills, Saskatchewan, and the refining of certain petrochemical feedstocks derived from oil shale. CanWest Petroleum continues to evaluate certain technology involving the separation of hydrocarbons from sand and oil shale. CanWest Petroleum recently announced the relocation of its offices to Calgary.

Oilsands Quest Inc. (www.oilsandsquest.com)
A private company incorporated in Alberta, Oilsands Quest commenced operations in late 2004. The company is focused solely on oil sands exploration in Saskatchewan and is conducting an exploration program to identify, qualify and quantify bitumen resources on its permits covering an extensive land position east of the Athabasca oil sands in Alberta. The principals of the company have extensive experience in successful oil sands exploration.

Conference Call
On Tuesday June 13, 2006 at 10:00am Mountain Time, 12:00pm Eastern Standard Time T. Murray Wilson and Christopher H. Hopkins will be hosting a conference call to discuss the merger of the two companies. The Company would like to extend an invitation to all interested parties to participate in the teleconference by dialing 1-866-507-1212, approximately five minutes before the call is scheduled to begin. A recording for the conference call will be available following the call until June 27th, 2006 by dialing 1-888-509-0081, passcode: 625808.

Legal Notices
This news release does not constitute an offer to purchase or a solicitation of an offer to sell securities. The securities to be offered in connection with the Combination have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Oilsands Quest shareholders are advised to review the proxy circular and any other relevant documents because they will contain important information. Those materials will be mailed to Oilsands Quest shareholders at no expense to them.

Cautionary Note
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the companies' operations, markets, products and prices, and including other factors discussed in CanWest Petroleum Corporation's various filings with the Securities and Exchange Commission.

For more information:
CanWest Petroleum Corporation
Contact: Jonathan Buick
Phone: 1-877-748-0914 or (416) 915-0915
Email: investor@canwestpetroleum.com

Oilsands Quest Inc.
Contact: Christopher H. Hopkins, President & CEO
Phone: (403) 263-1623
E-mail: chopkins@oilsandsquest.com